Exhibit 3.1

IDERA PHARMACEUTICALS, INC.

CERTIFICATE OF AMENDMENT OF

CERTIFICATE OF DESIGNATIONS, PREFERENCES AND RIGHTS OF

SERIES D PREFERRED STOCK

Pursuant to Section 242 of the

General Corporation Law of the State of Delaware

Idera Pharmaceuticals, Inc., a Delaware corporation (the “Corporation”), in accordance with Section 103 of the General Corporation Law of the State of Delaware (the “General Corporation Law”), hereby certifies as follows:

A Certificate of Designations, Preferences and Rights of Series D Preferred Stock (the “Certificate of Designations”) was filed with the Secretary of State of the State of Delaware on November 4, 2011 pursuant to Section 151 of the General Corporation Law. By action of the Board of Directors of the Corporation, the Board of Directors of the Corporation duly adopted resolutions, pursuant to Section 242 of the General Corporation Law, setting forth amendments to the Certificate of Designations and declaring said amendment to be advisable. The stockholders of the Corporation duly approved said proposed amendments in accordance with Section 242 of the General Corporation Law at a meeting of stockholders held on July 26, 2013. The resolutions setting forth the proposed amendment are as follows:

RESOLVED, that Section 1.1 of the Certificate of Designations be deleted in its entirety and that the following paragraph be inserted in lieu thereof:

“1.1 Series D Preferred Dividends.

1.1.1 Each holder of Series D Preferred Stock shall be entitled to receive, with respect to each share of Series D Preferred Stock then outstanding and held by such holder of Series D Preferred Stock, dividends, commencing from the date of issuance of such share of Series D Preferred Stock, at the rate of seven percent (7%) per annum (on the basis of a 360 day year) of the Series D Original Issue Price (as defined below) (the “Series D Preferred Dividends”). The Series D Preferred Dividends shall be cumulative, whether or not earned or declared, shall be paid quarterly in arrears on the last day of December, March, June and September (a “Quarterly Dividend Payment Date”) in each year that Series D Preferred Stock is outstanding, with the first Quarterly Dividend Payment Date being December 31, 2011, and shall be prorated for periods shorter than one quarter. The rights of a holder of Series D Preferred Stock as Series D Preferred Dividends shall rank senior to the rights of the Corporation’s Series A Convertible Preferred Stock as to dividends.

1.1.2 The Series D Preferred Dividends shall be paid to each holder of Series D Preferred Stock in cash out of legally available funds or, at the Corporation’s election, through the issuance of such number of shares of the Corporation’s Common

Stock, par value $0.001 per share (the “Common Stock”) (rounded down to the nearest whole share with any fractional shares being issued in cash in an amount equal to the Market Price (as defined in Section 4.2 below) of such fractional share of Common Stock) determined by dividing the amount of the total accrued but unpaid dividends then outstanding on such holder’s shares of Series D Preferred Stock by the Market Price then in effect (which for this purpose may not be less than $1.46 per share, subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization with respect to the Common Stock); provided, however, that (i) the Corporation may not pay such dividends in shares of Common Stock on or prior to October 1, 2013, (ii) the Corporation may not issue shares of Common Stock in excess of that number of shares of Common Stock which, upon giving effect to such issuance, would cause (a) the aggregate number of shares of Common Stock beneficially owned by a holder of Series D Preferred Stock and its affiliates and any other persons whose beneficial ownership of Common Stock would be aggregated with the holder’s for purposes of Section 13(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), to exceed 19.99% of the total number of issued and outstanding shares of Common Stock of the Corporation following such issuance, or (b) the combined voting power of the securities of the Corporation beneficially owned by a holder of Series D Preferred Stock and its affiliates and any other persons whose beneficial ownership of Common Stock would be aggregated with the holder’s for purposes of Section 13(d) of the Exchange Act to exceed 19.99% of the combined voting power of all of the securities of the Corporation then outstanding following such issuance, unless and until, in either case of clause (a) and clause (b) of this Section 1.1.2, the stockholders of the Corporation approve the Nasdaq Proposal (as defined by and in accordance with Section 5.11(B) of that certain Convertible Preferred Stock and Warrant Purchase Agreement, dated November 9, 2012, between the Corporation and the Purchasers named therein), in which case, the 19.99% limitation under clause (a) and (b) of this Section 1.1.2 shall be increased, with respect to any holder of Series D Preferred Stock, to 35% for purposes of both clause (a) and clause (b) of this Section 1.1.2, and (iii) if clause (ii) shall in fact limit the issuance of any shares of Common Stock in payment of a given dividend, then the Corporation’s election to pay such dividend in shares of Common Stock shall be ineffective to the extent of such limitation and such dividend shall instead thereupon be paid, at the Corporation’s election, (x) in cash by the Corporation out of legally available funds or (y) through the issuance of a number of shares of the Corporation’s Series F Convertible Preferred Stock, par value $0.01 per share (the “Series F Preferred Stock”) equal to one-twentieth (1/20th) of the number of shares of Common Stock that the Corporation could have issued pursuant to this Section 1.1.2 with respect to such Series D Preferred Dividends but for the limitations set forth in clause (a) and clause (b) of this Section 1.1.2.

1.1.3 Any election by the Corporation to pay Series D Preferred Dividends in cash or in shares of Common Stock or Series F Preferred Stock shall be made uniformly with respect to all outstanding shares of Series D Preferred Stock for a given dividend period.

1.1.4 For purposes of this Section 1.1 the aggregate number of shares of Common Stock or voting securities beneficially owned by a holder of Series D Preferred

Stock and its affiliates and any other persons whose beneficial ownership of Common Stock would be aggregated with the holder’s for purposes of Section 13(d) of the Exchange Act, shall include the shares of Common Stock to be issued as part of such dividend payment, but shall exclude the number of shares of Common Stock which would be issuable upon exercise or conversion of the unexercised, non-converted or non-cancelled portion of any other securities of the Corporation that do not have voting power (including without limitation any securities of the Corporation which would entitle the holder thereof to acquire at any time Common Stock, including without limitation any debt, preferred stock, right, option, warrant or other instrument that is at any time convertible into or exercisable or exchangeable for, or otherwise entitles the holder thereof to receive, Common Stock), subject to a limitation on conversion or exercise analogous to the limitation contained herein beneficially owned by the holder or any of its affiliates and other persons whose beneficial ownership of Common Stock would be aggregated with the holder’s for purposes of Section 13(d) of the Exchange Act.”

*            *             *

RESOLVED, that Section 1.3 of the Certificate of Designations be deleted in its entirety and that the following paragraph be inserted in lieu thereof:

“1.3 The Corporation shall not declare, pay or set aside any dividends on shares of any other class or series of capital stock of the Corporation (other than dividends on shares of Common Stock payable in shares of Common Stock, dividends on the Series A Convertible Preferred Stock in accordance with Section 2(a) of the Certificate of Designations for the Series A Convertible Preferred Stock and dividends on the Series E Preferred Stock in accordance with Section 1.1 of the Certificate of Designations for the Series E Convertible Preferred Stock unless the holders of the Series D Preferred Stock then outstanding shall first receive, or simultaneously receive, a dividend on each outstanding share of Series D Preferred Stock in an amount at least equal to the sum of (i) the amount of the aggregate dividends then accrued on such share of Series D Preferred Stock and not previously paid and (ii) (A) in the case of a dividend on Common Stock or any class or series that is convertible into Common Stock, that dividend per share of Series D Preferred Stock as would equal the product of (1) the dividend payable on each share of such class or series determined, if applicable, as if all shares of such class or series had been converted into Common Stock and (2) the number of shares of Common Stock issuable upon conversion of a share of Series D Preferred Stock, in each case calculated on the record date for determination of holders entitled to receive such dividend or (B) in the case of a dividend on any class or series that is not convertible into Common Stock, at a rate per share of Series D Preferred Stock determined by (1) dividing the amount of the dividend payable on each share of such class or series of capital stock by the original issuance price of such class or series of capital stock (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization with respect to such class or series) and (2) multiplying such fraction by an amount equal to the Series D Original Issue Price; provided that, if the Corporation declares, pays or sets aside, on the same date, a dividend on shares of more than one class or series of capital stock of the Corporation, the dividend payable to the holders of Series D Preferred Stock pursuant to this Section 1.3 shall be calculated based upon the dividend on the class or series of capital stock that would result in the highest Series D Preferred Stock dividend.”

*            *             *

RESOLVED, that Section 2.1 of the Certificate of Designations be deleted in its entirety and that the following paragraph be inserted in lieu thereof:

“2.1 Payments to Holders of Series D Preferred Stock. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, the holders of shares of Series D Preferred Stock then outstanding shall be entitled to be paid out of the assets of the Corporation available for distribution to its stockholders before any payment shall be made to the holders of Common Stock, Series A Convertible Preferred Stock or any other class of capital stock of the Corporation ranking junior to the Series D Preferred Stock as to liquidation, by reason of their ownership thereof, an amount per share equal to such amount as would have been payable with respect to such share had all shares of Series D Preferred Stock been converted into Common Stock pursuant to Section 4 immediately prior to such liquidation, dissolution or winding up, disregarding for these purposes the limitations on conversion due to beneficial ownership set forth in Subsection 4.1.1. If upon any such liquidation, dissolution or winding up of the Corporation, the assets of the Corporation available for distribution to its stockholders shall be insufficient to pay the holders of shares of Series D Preferred Stock the full amount to which they shall be entitled under this Subsection 2.1, the holders of shares of Series D Preferred Stock shall share ratably in any distribution of the assets available for distribution in proportion to the respective amounts which would otherwise be payable in respect of the shares held by them upon such distribution if all amounts payable on or with respect to such shares were paid in full.”

*            *            *

RESOLVED, that Section 4.1.1 of the Certificate of Designations be deleted in its entirety and that the following paragraph be inserted in lieu thereof:

“4.1.1 Conversion Ratio. Each share of Series D Preferred Stock shall be convertible, at the option of the holder thereof, at any time and from time to time, and without the payment of additional consideration by the holder thereof, into such number of fully paid and nonassessable shares of Common Stock as is determined by dividing the Series D Original Issue Price by the Series D Conversion Price (as defined below) in effect at the time of conversion. The “Series D Conversion Price” shall initially be equal to $1.6275. Such initial Series D Conversion Price, and the rate at which shares of Series D Preferred Stock may be converted into shares of Common Stock, shall be subject to adjustment as provided below. Notwithstanding the foregoing, the Corporation shall not effect any conversion of such holder’s Series D Preferred Stock and such holder shall not be entitled to convert its shares of Series D Preferred Stock for a number of shares of Common Stock in excess of that number of shares of Common Stock which, upon giving effect to such conversion, would cause (a) the aggregate number of shares of Common Stock beneficially owned by a holder of Series D Preferred Stock and its affiliates and any other persons whose beneficial ownership of Common Stock would be aggregated with the holder’s for purposes of Section 13(d) of the Exchange Act to exceed 19.99% of the total number of issued and outstanding shares of Common Stock of the Corporation (including for such purpose the shares of Common Stock issuable upon conversion of the Series D Preferred Stock) following such conversion, or (b) the combined voting power of the securities of the Corporation beneficially owned by a holder of Series D Preferred Stock and its affiliates and any other persons whose beneficial ownership of Common Stock would be aggregated with the holder’s for purposes of Section 13(d) of the Exchange Act to exceed 19.99% of the combined voting power of all of the securities of the Corporation then outstanding following such conversion, unless, in either case, the stockholders of the Corporation approve the Nasdaq Proposal, in which case, the 19.99% limitation under clause (a) and clause (b) of this Section 4.1.1 shall be increased, with respect to any holder of Series D Preferred Stock, to 35% for purposes of both clause (a) and clause (b) of this Section 4.1.1. For purposes of this Section 4.1.1, the aggregate number of shares of Common Stock or voting securities beneficially owned by the holder and its affiliates and any other persons whose beneficial ownership of Common Stock would be aggregated with the holder’s for purposes of Section 13(d) of the Exchange Act shall include the shares of Common Stock issuable upon the conversion of the Series D Preferred Stock with respect to which such determination is being made, but shall exclude the number of shares of Common Stock which would be issuable upon exercise or conversion of the unexercised, non-converted or non-cancelled portion of any other securities of the Corporation that do not have voting power (including without limitation any securities of the Corporation which would entitle the holder thereof to acquire at any time Common Stock, including without limitation any debt, preferred stock, right, option, warrant or other instrument that is at any time convertible into or exercisable or exchangeable for, or otherwise entitles the holder thereof to receive, Common Stock), subject to a limitation on conversion or exercise analogous to the limitation contained herein beneficially owned by the holder or any of its affiliates and other persons whose beneficial ownership of Common Stock would be aggregated with the holder’s for purposes of Section 13(d) of the Exchange Act.”

*            *             *

RESOLVED, that Section 4.1.2 of the Certificate of Designations be deleted in its entirety and that the following paragraph be inserted in lieu thereof:

“4.1.2 Termination of Conversion Rights. In the event of a notice of redemption of any shares of Series D Preferred Stock pursuant to Section 5, the Conversion Rights of the shares designated for redemption shall terminate at the close of business on the last full day preceding the date fixed for redemption, unless the redemption price is not fully paid on such redemption date, in which case the Conversion Rights for such shares shall continue until such price is paid in full. In the event of a liquidation, dissolution or winding up of the Corporation or a Sale of the Corporation (as defined in Section 6.2 below), the Conversion Rights shall terminate at the close of business on the last full day preceding the date fixed for the payment of any such amounts distributable on such event to the holders of Series D Preferred Stock.”

*            *             *

RESOLVED, that Section 6 of the Certificate of Designations be deleted in its entirety and that the following paragraph be inserted in lieu thereof:

“6. Sale of the Corporation.

6.1 In the event of a Sale of the Corporation (as defined below) after payment shall be made to the holders of Series A Convertible Preferred Stock and any other class of capital stock of the Corporation ranking senior to the Series D Preferred Stock upon a Sale of the Corporation, the remaining assets of the Corporation available for distribution to its stockholders shall be distributed among the holders of the shares of Series D Preferred Stock, Series E Preferred Stock and Common Stock pro rata based on the number of shares held by each such holder, treating for this purpose all such securities as if they had been converted to Common Stock pursuant to the terms of the Certificate of Incorporation immediately prior to such Sale of the Corporation disregarding for these purposes the limitations on conversion due to beneficial ownership set forth in Subsection 4.1.1.

6.2 The term “Sale of the Corporation” shall mean each of the following events: (a) a merger or consolidation in which (i) the Corporation is a constituent party or (ii) a subsidiary of the Corporation is a constituent party and the Corporation issues shares of its capital stock pursuant to such merger or consolidation (except in the case of clause (i) and (ii), any such merger or consolidation involving the Corporation or a subsidiary in which the shares of capital stock of the Corporation outstanding immediately prior to such merger or consolidation continue to represent, or are converted into or exchanged for shares of capital stock that represent, immediately following such merger or consolidation, at least a majority, by voting power, of the capital stock of (y) the surviving or resulting corporation or (z) if the surviving or resulting corporation is a wholly owned subsidiary of another corporation immediately following such merger or consolidation, the parent corporation of such surviving or resulting corporation; or (b) the sale, lease, transfer, exclusive license or other disposition, in a single transaction or series of related transactions, by the Corporation or any subsidiary of the Corporation of all or substantially all the assets of the Corporation and its subsidiaries taken as a whole, or the sale or disposition (whether by merger or otherwise) of one or more subsidiaries of the Corporation if substantially all of the assets of the Corporation and its subsidiaries taken as a whole are held by such subsidiary or subsidiaries, except where such sale, lease, transfer, exclusive license or other disposition is to a wholly owned subsidiary of the Corporation. For the purposes of clarity, a Sale of the Corporation shall not be deemed to be a liquidation, dissolution or winding up of the Corporation for the purposes of this Section 6.”

*            *            *

IN WITNESS WHEREOF, this Certificate of Amendment has been executed by a duly authorized officer of the Corporation on this 26th day of July, 2013.

IDERA PHARMACEUTICALS, INC.

By:	/s/ Sudhir Agrawal
Name:	Sudhir Agrawal
Title:	Chief Executive Officer